Complete Production Services, Inc. Announces Additions and Changes to its Board of Directors
HOUSTON—(BUSINESS WIRE)—Mar. 26, 2007—Complete Production Services, Inc. (NYSE: CPX) announced effective March 22, 2007, that its Board of Directors appointed Michael McShane and Marcus A. Watts to the company’s board and that David C. Baldwin resigned as a Director. In addition, Joseph C. Winkler assumed the role of Chairman and retains his role as Chief Executive Officer and Andrew L. Waite has been appointed presiding Non-Employee Director.
Mr. McShane is Chairman, President and Chief Executive Officer of Grant Prideco, Inc. (NYSE: GRP), a world leader in drill bit technology, drill pipe manufacturing and other drill stem products and one of the leading North American providers of high-performance premium connections and tubular products. Prior to joining Grant Prideco in 2002, he was the Chief Financial Officer and Director of BJ Services (NYSE Ticker: BJS), a leading provider of pressure pumping and related oilfield services.
Mr. Watts is a partner in the law firm of Locke Liddell & Sapp LLP and is the managing partner of the Houston office. Watts has practiced corporate and securities law since 1984. From January 2001 to June 2005, he served as a director of Cornell Companies (NYSE: CRN), a leading private provider of corrections treatment and educational services to government agencies.
“We are very pleased to welcome Mike and Marc to the Company’s board of directors,” said Mr. Winkler. “We are fortunate to add such high quality, well respected and experienced professionals to our board, and we look forward to working with them.”
Mr. Winkler also thanked Mr. Baldwin for his service on the company’s board. “On behalf of our Board, our shareholders and our employees, we would like to thank David for his many years of service and for his contributions to our success.” Mr.Winkler said. “His vision to establish a platform as the resource play service provider helped create the basic foundation upon which we have been able to build.”
In addition to the board changes, the company has promoted Brian Moore to the position of President and Chief Operating Officer. Moore has served as president of the company’s coiled tubing, wireline and pressure pumping divisions since April 2004. He has more than 27 years of related oilfield service experience in various management and engineering positions with companies such as Schlumberger and Camco International.
“We have assembled an outstanding board along with an experienced management team to lead the Company in our next stage of growth” said Mr. Winkler.
11700 Old Katy Road • Suite 300 • Houston, Texas 77079 • T 281.372.2300 • F 281.372.2301 • www.CompleteProduction.com

Complete Production Services is a leading oilfield service provider focused on the completion and production phases of oil and gas wells. The company has established a significant presence in unconventional gas plays in North America that it believes have the highest potential for long-term growth.
CONTACT: Complete Production Services, Inc.
Jose Bayardo
Vice President, Corporate Development and
Investor Relations
281-372-2325
jbayardo@completeproduction.com
or
Mike Mayer
Senior Vice President and Chief Financial Officer
281-372-2311
mmayer@completeproduction.com
SOURCE: Complete Production Services, Inc